Exhibit 99.2

Jensyn Acquisition Corp. Announces Pricing of Initial Public Offering

NEW YORK, March 2, 2016 /PRNewswire/ — Jensyn Acquisition Corp. (NASDAQ: JSYNU) (the “Company”) today announced the pricing of its initial public offering of 3,900,000 units at an offering price of $10.00 per unit, before underwriting discounts and commissions. Each unit consists of one share of common stock, one right to receive one-tenth (1/10) of one share of common stock automatically on the consummation of an initial business combination and one warrant. Each warrant entitles its holder to purchase one-half of one share of common stock. In addition, the Company has granted to the underwriters a 45-day option to purchase up to an additional 585,000 units at the initial public offering price per unit, before underwriting discounts and commission.

The units are expected to begin trading tomorrow, March 3, 2016 on the NASDAQ Capital Market under the ticker symbol “JSYNU.” On or prior to May 31, 2016, the units will separate into each of its components and each such component securities will begin trading separately. The common stock is expected to trade on The NASDAQ Capital Market under the ticker symbol “JSYN,” the rights are expected to trade under the ticker symbol “JSYNR,” and the warrants are expected to trade under the ticker symbol “JSYNW.”

Chardan is acting as the sole book-running manager for this initial public offering. Maxim Group LLC is acting as co-manager.

A registration statement on Form S-1 (No. 333-208159) relating to the securities being offered and sold in the initial public offering was declared effective by the Securities and Exchange Commission on March 2, 2016.  The initial public offering is being made only by means of a prospectus forming part of the effective registration statement.  Copies of the final prospectus for this offering, when available, may be obtained by mail at Chardan, Attention: Prospectus Department, 17 State Street, Suite 1600, New York, NY, or by telephone at 646-465-9000, or by email at Prospectus@chardancm.com.  The registration statement and a copy of the final prospectus relating to the initial public offering may also be accessed via the Securities and Exchange Commission's website at http://www.sec.gov.

The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its efforts on seeking a business combination with a company or companies operating in the information technology consulting industry.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Jeffrey Raymond
President and Chief Executive Officer
Jensyn Acquisition Corp.
+1 (888) 536-7965
jeff.raymond@jensyn.com

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